Exhibit 10.52

REMINGTON

COLLECTIVE BARGAINING

AGREEMENT

Between

REMINGTON ARMS COMPANY,

INC.

ILION, NEW YORK

and

INTERNATIONAL UNION,

UNITED MINE WORKERS OF

AMERICA

Table of Contents

Article I - Enabling Clause	5
Section (a) Prior Agreements, Practices and Customs	5
Section (b) Recognition	5
Section (c) Non-Discrimination	5
Section (d) Definitions	5
Section (e) Payroll Deduction	6
Section (f) Successorship	6
Article II – Scope and Coverage	7
Section (a) Work Jurisdiction	7
Section (b) Exemptions Clause	7
Section (c) Supervisors Shall Not Perform Classified Work	7
Section (d) Management of the Plant	8
Section (e) UNION’S Rights	8
Section (f) Contracting and Subcontracting	9
Section (g) Job Security	9
Article III - Wages and Hours	10
Section (a) Basic Workday	10
Section (b) Basic Workweek	10
Section (c) Overtime Pay and Premium Pay	10
Section (d) Standard Daily Wage Rate	13
Section (e) Hourly Wage Rates and Shift Differential	13
Article IV – Holidays	15
Section (a) Holidays Observed	15
Section (b) Saturday and Sunday Holidays	15
Section (c) Plant Floater and December 24	16
Section (d) Pay for holidays Worked	16
Section (e) Pay for Holidays Not Worked	16
Section (f) Birthday Holidays	16
Section (g) Time of Payment	17
Article V – Vacation	17
Section (a) Regular Vacation	17
Section (b) Plant Shutdown	17
Section (c) Staggered Vacation	18
Section (d) Work During Shutdown	18
Section (e) Time of Payment	18
Section (f) Obligation for Payment	19
Article VI – Allowance	19
Section (a) Bereavement Pay	19
Section (b) Jury Duty	20
Section (c) Reporting Pay and Call - In Pay	21
Section (d) Military Duty	21
Article VII – Joint Labor – Management Communication Committee	21
Article VIII – Health and Safety	22
Section (a) Right to a Safe Working place	22

Section (b) Health and Safety Committee	22
Section (c) Settlement of Health or Safety Disputes	24
Section (d) Drug and Alcohol Testing	24
Article IX – Seniority	24
Section (a) Definition of Seniority	24
Section (b) Termination of Seniority	24
Section (c) Probationary Period	25
Section (d) Filling Vacancies	25
Section (e) Reduction Realignment Procedure	25
Section (f) Panel	27
Section (g) Panel Custodians	27
Section (h) Panel Members Accrue Seniority	27
Section (i) Right to be Recalled	27
Section (j) Recall of Persons on Layoff Status	28
Section (k) Job Bidding and Posting Procedure	28
Section (l) Temporary Assignments	31
Section (m) Separation Pay	32
Article X – Settlement of Disputes	33
Section (a) Grievance Committee	33
Section (b) Grievance Procedure	34
Section (c) Finality of Decision or Settlement	37
Section (d) Waiver of Time Limits	37
Article XI – Discipline and Discharge	37
Section (a) Just Cause Required	37
Section (b) Procedure	37
Section (c) Suspension	38
Section (d) Compensation for Lost Earnings	38
Section (e) Removal of Employee Disciplinary Records	38
Article XII - Benefits and Practices	38
Section (a) Eligibility	38
Section (b) Benefits of Choice	38
Section (c) Length of Service	39
Section (d) Practices	39
Section (e) Administrative and Design Matters and Uniformity	39
Article XIII – Miscellaneous	40
Section (a) Pay Day	40
Section (b) Bulletin Boards	40
Section (c) Safety Shoes	40
Section (d) Eye Examinations	40
Section (e) Disability Accommodation	41
Section (f) Medical Appointments	41
Article XIV – No Strike or Lockout	41
Section (a) Union Not to Strike	41
Section (b) Union to Halt Breach	42
Section (c) Discipline for Breach	42
Section (d) No Lockout	42

Article XV – Maintain Integrity of the Contract and Resort to Courts	42
Article XVI – Modification and Severability Clause	42
Section (a) Modification	42
Section (b) Severability	43
Article XVII - Ratification and Termination of this Agreement	43
SHORT TERM DISABILITY PAY PLAN	45
APPENDIX A	46
APPENDIX B	48
APPENDIX C	49
APPPENDIX D	51

AGREEMENT

Article I - Enabling Clause

Effective this 23rd day of October 2007, the Ilion Plant of REMINGTON ARMS COMPANY, INC., situated at Ilion, New York, hereinafter referred to as the PLANT or the EMPLOYER, and the INTERNATIONAL UNION, UNITED MINE WORKERS OF AMERICA, hereinafter referred to as the UNION, in consideration of the mutual covenants herein contained have agreed and do agree as follows:

Section (a) Prior Agreements, Practices and Customs

This agreement supersedes the collective bargaining agreements previously executed by the parties. There shall be no prior practices and customs observed at the Ilion Plant, unless identified in Appendix C. All previous agreements not contained in this agreement, will be superseded by this Agreement and to remain in effect must be signed and dated on or after the effective date of this Agreement.

Section (b) Recognition

The UNION has been and is recognized as the exclusive bargaining agency for the Employees of said Ilion Plant. This agreement pertains to only the unit to be recognized; it does not create any rights or obligations not expressly stated herein. All Employees shall be or become members of the UNION, to the extent and in the manner permitted by law.

Section (c) Non-Discrimination

The PLANT and the UNION affirm the policy of nondiscrimination against any Employee or applicant for employment because of age, disability (within the meaning of the ADA), race, creed, religion, color, sex, national origin, ancestry or political activity (whether intra-UNION or otherwise) with respect to wages, hours and working conditions.

Section (d) Definitions

Wherever the following terms are used in this Agreement, they are defined as follows:

(1)       The term “PLANT” shall mean the Ilion Plant of Remington Arms Company, Inc. located at Ilion, New York.

(2)       The terms “Employee” or “Employees” shall mean any or all of those employees at the Plant included within the bargaining unit covered by this Agreement.

(3)       The terms “Current Employee” or “Current Employees” shall mean only those employees hired before September 11, 1997.

(4)       The terms “New Employee” and “New Employees” shall mean only those employees hired on or after September 11, 1997.

(5)       When the term “Employee(s)” or a personal noun or pronoun appears in this Agreement, it shall be understood to refer to either the masculine or feminine gender or both as applicable in the context in which it appears.

Section (e) Payroll Deduction

(1)  The PLANT will deduct the membership dues, including initiation fees and assessments, or the legally required equivalent thereof, of the UNION and its various subdivisions, prescribed by the UNION, and other authorized deductions, from the salary payable within the month of an Employee who authorizes the PLANT to make such deductions on a form entitled United Mine Workers of America Checkoff Authorization Form.

(2)  All sums deducted in this manner shall be turned over by the PLANT to the designated representatives of the UNION, together with a statement listing the names and social security numbers of all unit Employees and the amount checked off for each authorized deduction.

Section (f) Successorship

In consideration of the UNION’S execution of this Agreement, the EMPLOYER promises that the PLANT covered by this Agreement shall not be sold, conveyed, or otherwise transferred or assigned to any successor without first securing the successor’s agreement to assume the EMPLOYER’S obligations under this Agreement including Appendix A. Immediately upon the conclusion of any such sale, conveyance, assignment or transfer of the PLANT, the EMPLOYER shall notify the UNION of the transaction. Such notification shall be by certified mail to the Secretary-Treasurer of the International Union and shall be accompanied by documentation that the successor obligation set forth herein has been satisfied.

Article II – Scope and Coverage

Section (a) Work Jurisdiction

All current bargaining unit work including processes related to the production and processing of firearms and routine repair and routine maintenance work normally performed at the PLANT, and work of the type customarily related to all of the above shall be performed by bargaining unit Employees of the EMPLOYER covered by and in accordance with the terms of this Agreement, except as otherwise specified herein.

Section (b) Exemptions Clause

It is the Intention of this Agreement to reserve to the EMPLOYER and except from this Agreement an adequate force of supervisory employees to effectively conduct the safe and efficient operation of the PLANT and at the same time, to provide against the abuse of such exemptions by excepting more such employees than are reasonably required for that purpose.

Exempt employees under this provision are salaried employees exempt under the Fair Labor Standards Act including the Plant Manager, his assistants and their staff, Supervisory employees, with authority to hire, discharge, promote, transfer, or otherwise effect changes in status of Employees or effectively to recommend such action. All non-exempt employees excluded from the bargaining unit will retain such status. All other Employees working in or around the PLANT shall be covered by this Agreement, except as otherwise specified herein.

The UNION will not seek to organize or ask recognition for such exempt employees during the life of this Agreement. The EMPLOYER shall not use this provision to exempt from the provisions of this Agreement more persons than are necessary for the safe and efficient operation of the PLANT.

Section (c) Supervisors Shall Not Perform Classified Work

Supervisory employees shall perform no classified work covered by this Agreement except in emergencies and except if such work is necessary for the purpose of training or instructing bargaining unit Employees. Plant Management retains the right to audit operations which may include measuring and gauging components and auditing finished product as well as engineering support for product development and troubleshooting so long as the number of bargaining unit Employees currently performing such work is not eliminated or reduced. When a dispute arises under this section, it shall be adjudicated through the grievance and arbitration procedures covered by this Agreement and in such proceedings the following rule will apply: the burden is on the EMPLOYER to prove that classified work has not been performed by supervisory personnel.

Section (d) Management of the PLANT

(1)	Management Rights

The UNION recognizes and agrees that, except as specifically limited by the express provisions of this Agreement, the PLANT maintains the sole and exclusive right to manage its business in such a manner as the PLANT shall determine to be in its best interest. The exercise or nonexercise of the rights retained by the PLANT shall not be deemed to waive any such rights or the discretion to exercise any such rights in some other way in the future.

(2) Most Favored Nations

During the term of this Agreement should the UNION either (A) enter into an agreement with any other competing firearm manufacturer (with comparable gross sales) other than Remington Arms Co., Inc. or any of its component divisions, the terms or conditions of which agreement are more advantageous to the other employer than those contained in this Agreement; or (B) Countenance a course of conduct by any other comparable competing firearms manufacturer signed to an agreement with the UNION, which course of conduct enables the other employer to operate under more advantageous terms and conditions than are provided for in this Agreement, the PLANT shall be privileged to adopt such advantageous terms and conditions upon written notice to the UNION of its intent to do so.

Section (e) UNION’S Rights

(1) Authorized representatives of the District and the International will be allowed access to the PLANT property to insure compliance with this Agreement, after giving notice and their reason for seeking access. The President, International Vice Presidents, Field Representatives and International Safety Representatives and Secretary-Treasurer of the International Union will be granted access to the PLANT provided that such officials have given a minimum of 48 hours advance notification and reason of their desire to visit, provided there is no interference with production. The EMPLOYER shall provide candidates for UNION office reasonable opportunity to campaign among its Employees during their non-working hours and in non-working areas, provided there is no interference with production. The EMPLOYER further agrees to provide space on PLANT property for the holding of UNION elections and the ratification of collective bargaining agreements. However, the UNION agrees that there shall be no solicitation or UNION meetings or promotional UNION activity on PLANT time.

(2) The Local Union President, Vice President, Financial Secretary, Recording Secretary and Employees who are either elected or appointed to the Joint Labor-Management Communications Committee, the Health and Safety Committee, and the Grievance Committee shall have the right of movement throughout the PLANT in the performance of their official duties, provided the UNION officials noted above do not unreasonably interfere with the production of Employees. Local Union Officers and committee member shall seek permission from their supervisor to leave their work area in order to meet their responsibilities as outlined within this Agreement. Permission will be granted unless there is a justifiable business reason for denying such permission. Once permission has been granted, the Employee will be paid their regular rate as long as the responsibilities are carried out during the Employee’s regular work hours.

(3) UNION officials noted above in subsection (2), with proper advance notification to Human Resources, will be excused to participate in UNION activities. In cases where multiple UNION officials noted above in subsection (2) are requesting to be excused for multiple days, the request shall be submitted as far in advance as possible but no less than two (2) working days prior to the requested time off. In cases of District or International Conventions or conferences, no more than ten (10) Employees shall be excused to attend. Employees who have an official request for a leave of absence shall be granted leave to serve as District or International officers or representatives and shall retain their seniority and accrue seniority while they are on such leave. Employees who have an official request for a leave of absence shall be granted leave to accept a temporary UNION assignment, not to exceed four (4) consecutive months, and to return to their former jobs and shifts. No more than two (2) Employees may accept such temporary UNION assignments at the same time. Permanent UNION appointees and those Employees who are elected to District or International office shall be entitled to return to a job, provided that Employees with greater seniority at the PLANT are not on layoff.

Section (f) Contracting and Subcontracting

Notwithstanding anything to the contrary in this Agreement, the PLANT has the unlimited right to contract out or transfer work.

Section (g) Job Security

During the life of this Agreement, and based on market demand, the M/7, M/700, M/7600, M/7400, M/1187, M/1100, M/870, SP10, M/552, M/572, M750, M7615 and 105CTi will continue to be produced only at the Ilion Plant; however, in accordance with Article II, Section (f), the PLANT retains the right to purchase and/or procure component parts and services for the foregoing models.

Article III - Wages and Hours

Section (a) Basic Workday

The regular or basic “workday” shall begin at 7:00 am and end the following day at 7:00 am. The EMPLOYER may designate other “workdays” for individual Employees or groups of Employees following discussion of the need to do so with the Local Union.

Section (b) Basic Workweek

The regular or basic “workweek” shall begin Monday at 7:00 a.m. and shall end the following Monday at 7:00 am. The EMPLOYER may designate other “workweeks” for individual Employees or groups of Employees following discussion of the need to do so and agreement by the Local Union. An Employee’s basic “workweek” will not be changed without seven days prior notice. In the event the parties are unable to reach agreement regarding the work week change, the EMPLOYER may implement the change, subject to the UNION’s right to file a grievance and submit the matter to arbitration for final resolution. In cases where the change is of a single week duration, the agreement and notice provisions of this section shall not apply, but the affected Employee(s) will be given as much notice as possible.

Section (c) Overtime Pay and Premium Pay

(1)        Overtime pay at one and one-half times the Employee’s regular rate will be paid for:

(A)            All hours worked at the direction of management in excess of eight (8) hours in any period of twenty-four (24) consecutive hours. This provision shall not be applicable if the excess hours worked are at the request of the Employee.

(B)	All hours worked in excess of forty (40) in the regular workweek.

(C)	All hours worked on the Employee’s sixth consecutive day off.

(D)          All hours worked on Saturday unless Saturday is included in the Employee’s regularly scheduled workweek.

(2)	Overtime pay at double the Employee’s regular rate will be paid for:

(A)	All hours worked on the Employee’s seventh consecutive day.

(B)                All hours worked on Sunday unless Sunday is included in the Employee’s regularly scheduled workweek.

(3)                          For the purpose of determining whether an Employee has worked a sixth or seventh day within the regular workweek as set forth in this Article, such Employee shall be considered to have performed a day’s work when:

(A)                The Employee works the regularly scheduled hours in a day.

(B)                The Employee is off work due to a Holiday or other Contractual day.

(C)                The Employee is excused for part of the day by management.

(D)                The Employee is absent a full day as a result of being sent home due to lack of work without prior notification not to report.

(4)        Work on the seventh consecutive day and all holidays is optional. In the event all Employees refuse such work, management retains the right to assign the least senior Employees in the needed job title to work.

(5)        An Employee who is required to work on one of his scheduled days of rest shall not be required to take compensating time off.

(6)        Overtime opportunities shall be distributed on an equitable basis. The EMPLOYER is responsible for scheduling overtime and determining qualified Employees to perform overtime work. Weekend (and sixth and seventh day worked) overtime hours shall be distributed by the EMPLOYER among the Employees qualified to perform the work involved pursuant to the following guidelines:

(A)	All shifts on a particular assignment working overtime:

(i)                  Ask regular operator(s) of that primary assignment on the shift that will be running.

(ii)                 If he refuses, ask other operators in the same Department, on the same shift, who are qualified to perform the work.

(iii)                If they refuse, ask other operators in the same Area Manager’s area, on the same shift, who are qualified to perform the work.

(iv)                If they refuse, the EMPLOYER may assign the work to the least senior employee in the Area Manager’s area qualified to perform the work.

(B)	Only one shift of a multi-shift job working overtime:

The overtime opportunity will be offered to all regular operators of that assignment on all shifts on an equitable basis. Management reserves the right to schedule the specific hours of such overtime work. If there are an insufficient number of volunteers, the EMPLOYER may assign the work to the least senior regular operators of that assignment.

Note that in emergency situations, the EMPLOYER will take whatever steps are necessary to keep a job running and assure no break in the production flow.

(7)      When more than one rate is applicable to the same hours of work, the rates shall not be pyramided, but only the highest single rate applicable shall be paid. Any hours paid for at any overtime rate, except hours worked on Holidays, shall not be used again for the purpose of determining any other overtime hours. When time and one-half (1 ½), two (2), or two and one half (2 1/12) times rates are paid for hours worked, such hours shall be considered overtime hours.

(8)      If there are an insufficient number of volunteers for overtime pursuant to Subsection (6) of this Article III(c), then the EMPLOYER may require mandatory overtime of up to ten (10) hours per work week consisting of work shifts not to exceed:

i.                Up to ten (10) hours on the first five (5) days of any scheduled work week (i.e., not to exceed two (2) hours of mandatory overtime per shift).

ii.	Six (6) hours on the sixth (6th) day worked.

(A)        The EMPLOYER has the right to determine the hours of work and determining qualified Employees to perform overtime work.

(B)        Employee absences during mandatory overtime and voluntary overtime once accepted by the Employee shall be logged on the Employee’s work history and counted as an unexcused absence in the Attendance Policy.

(C)       Overtime shall not be applicable for the Short Term Disability Pay Plan or vacation considerations.

(D)        Employees shall be given twenty-four (24) hour advance notice of mandatory overtime scheduled on the sixth (6th). By way of example, if an Employee is going to be scheduled for mandatory overtime on a Saturday, the Employee shall be informed of the assignment by the end of his shift on Thursday.

Section (d) Standard Daily Wage Rate

The Employee’s Standard daily wage rate as used herein shall be calculated in accordance with the following formula:

Employee’s Established

Monthly Salary x 12	=	Straight Time Rate
52 Weeks x 40 Hours Per Week		(Per hour)

The term regular rate as used herein shall mean the straight time rate plus shift differential, if any, but excluding all other payments.

Section (e) Hourly Wage Rates and Shift Differential

(1) Hourly Wage Rates

(A)                The four (4) Level Pay Structure is included in this Agreement as Appendix A. This structure will remain the same during the life of this Agreement however, all Employees actively employed on the effective date of this Agreement will receive:

Effective Date	Amount
October 29, 2007	3.5%
November 3, 2008	3%
November 2, 2009	3%
November 1, 2010	3%
November 7, 2011	3.5%

(B)                Appendix B lists each of the pay levels and the job titles and job code numbers incorporated within each pay level. The EMPLOYER shall not introduce additional pay levels or job titles during the life of this

Agreement or combine existing job titles or pay levels without discussions with and agreement by the Local Union. In the event the parties are unable to reach agreement regarding the appropriate pay level and job code number, the EMPLOYER may implement the change, subject to the UNION’s right to file a grievance and submit the matter to arbitration for final resolution.

(2) Shift Differential

An Employee permanently scheduled or temporarily assigned to work between the hours of 3:30 p.m. and 7:00 a.m. shall receive a night shift differential amounting to ten percent (10%) of the applicable rate for Current Employees and $0.75 per hour for New Employees for such hours, according to the procedures in paragraphs (A) through (E) of this Section. No shift differential shall be paid when such hours worked at the request of the Employee.

(A)                A day shift Employee shall receive shift differential when the hours worked in a workday amount to four or more* between the hours of 3:30 pm and 7:00 am, and provided the Employee worked his normal shift and the hours qualifying for shift differential are an extension of that shift.

*Employees scheduled to begin work at 4:00 a.m. will receive shift differential for those hours worked between the hours of 4:00 a.m. and 7:00 a.m.

(B)                A day shift Employee shall receive shift differential for all hours worked between 3:30 p.m. and 7:00 a.m. provided the Employee worked his normal shift and a break in work of one hour or more occurs between the normal shift and those hours qualifying for shift differential.

(C)                If the majority of hours worked by a day shift Employee are worked on a night shift (3:30 p.m. to 7:00 a.m.), he will be paid according to paragraph (D) of this Section.

(D)                A second or third shift Employee shall receive shift differential for all hours worked on his normal shift, as well as for all hours worked which are an extension of his normal shift, provided he works his normal shift.

(E)                If the majority of hours worked by a second or third shift Employee are worked on the day shift (7:00 am to 3:30 pm), he will be paid according to paragraphs (A) and (B) of this Section.

(F)                Night shift Employees may be temporarily assigned by the EMPLOYER to work the day shift. When these Employees are reassigned to days, they will continue to receive their night shift differential for a period not to exceed two (2) regular work weeks unless an extension of time is deemed necessary by both parties.

This policy will not apply when:

(i) The request to work the day shift is originated by the Employee.

(ii) Supervision determines a need for retraining due to a lack of performance on the part of the Employee.

(iii) An Employee who is a successful bidder to a night shift job which requires training on the day shift and is accordingly assigned to days for initial training.

(iv) An employee is moved pursuant to a medical restriction.

Article IV – Holidays

Section (a) Holidays Observed

(1)	In each year of this Agreement there shall be eleven paid Holidays:

New Year’s Day

Good Friday

Memorial Day

July 4th

Labor Day

Thanksgiving Day

Day after Thanksgiving

December 24 – day before Christmas

Christmas Day

Employee’s Birthday

Plant Floater

(2)        With the exception of the Employee’s Birthday and the Plant Floater, foregoing Holidays shall be celebrated on the legally designated days.

Section (b) Saturday and Sunday Holidays

(1)        When any of the foregoing Holidays falls on Saturday, the preceding Friday will be observed as the Holiday.

(2)        When any of the foregoing Holidays, except December 24, falls on Sunday, the following Monday will be observed as the Holiday.

Section (c) Plant Floater and December 24

(1)       The date of celebration of the Plant Floater Holiday will be selected by each individual Employee to be scheduled in accordance with the provisions for scheduling vacations as set forth in Article V.

(2)       When December 24 falls on Friday, the preceding Thursday will be observed as the Holiday. When December 24 falls on Sunday, the following Tuesday will be observed as the Holiday.

Section (d) Pay for Holidays Worked

Employees who work on the foregoing Holidays, including designated birthday Holidays, shall be paid at one and one-half (1 ½) times the Employee’s regular rate for all such hours worked, and in addition, will be paid a Holiday allowance calculated at the Employee’s regular rate for the hours normally scheduled on the day of the workweek, or the Employee shall be paid overtime pay at two and one-half (2 ½) times the Employee’s regular rate for such Holiday hours worked, whichever yields the greater pay.

Section (e) Pay for Holidays Not Worked

Employees who do not work on the foregoing Holidays will be paid their regular earnings for such day, including regularly scheduled overtime rates. In order to qualify for Holiday pay for Holidays not worked, the Employee must work both on the Employee’s last scheduled day prior to the Holiday and on the Employee’s next scheduled day following the Holiday, unless excused from work on such days by PLANT management.

Section (f) Birthday Holidays

With supervisory approval, an Employee may elect to float his/her birthday to any regularly scheduled workday within the calendar year in which the birthday falls except for Sunday, a day of vacation or a recognized PLANT wide holiday.

(1)       Employees will be asked in order of seniority to schedule their birthday Holiday prior to any vacation scheduling each year.

(2)       Employees who choose not to float their birthday Holiday and elect to take the day of their birthday off, will have preference over any employee floating the Holiday or scheduling a split day of vacation.

(3)       If an Employee elects not to schedule the birthday Holiday floater prior to vacation scheduling, the birthday Holiday will not take preference over vacation days but will be granted on a first-come first-served basis. The birthday Holiday will be given consideration along with any late vacation requests.

(4)       If the Employee’s birthday falls during a scheduled week of vacation, the Employee may reschedule the extra vacation day at some other time during the calendar year following established split vacation guidelines.

(5)        Employees will observe their birthday Holiday on the day selected. In emergency situations, however, an Employee’s birthday Holiday may be granted or changed with approval of Area Supervision prior to the start of the shift during which the Holiday was to be celebrated.

Section (g) Time of Payment

Payment for Holidays not worked shall be included with pay for the pay period in which the Holiday occurs.

Article V – Vacation

Section (a) Regular Vacation

Employees will qualify for up to five (5) weeks of regular vacation under the following formula:

Two weeks after one (1) year of service
Three weeks after five (5) years of service
Four weeks after ten (10) years of service
Five weeks after twenty (20) years of service

Section (b) PLANT Shutdown

The EMPLOYER shall have the option of declaring a vacation shutdown for up to 10 working days during any calendar year of this Agreement. If the EMPLOYER elects this option it will notify the Local Union President by January 15th of the year so elected. One of the two weeks elected for shutdown shall occur during the time period of June 1 - August 31. If the EMPLOYER elects to exercise the right to shut down the PLANT, up to

10 working days of an Employee’s regular vacation may be assigned to these shutdown periods. Vacation shutdown weeks may include observed Holidays covered by this Agreement. In such cases the EMPLOYER may assign vacation only to those days not covered by Holidays for a combined total of five (5) days during the shutdown week.

Section (c) Staggered Vacation

Any vacation other than vacation described in Section (b) above, shall be scheduled by the EMPLOYER at times desired by the individual Employees provided the Employee requests the vacation two (2) working days prior to the actual vacation. Notwithstanding the foregoing, an Employee may request to use no more than three (3) vacation days per calendar year with less than two (2) working days notice prior to the actual vacation. The EMPLOYER may excuse the two (2) working day prior request requirement in the event of a verifiable severe weather condition. Vacations shall be scheduled by Employees in accordance with the past practice of vacation scheduling, recognizing production needs and the Employee’s right to schedule vacation in weekly segments or split action of single day or ½ day segments.

Section (d) Work During Shutdown

In the event the EMPLOYER declares a vacation shutdown between the months of June 1 – August 31, Employees who are required to work during the shutdown shall be assured of scheduling equal days off during the months of June, July, or August, if they so desire.

Section (e) Time of Payment

(1)       Vacation payment for three (3) or more consecutive days vacation shall be made by separate check no later than the last pay day immediately preceding the beginning of the respective vacation periods, providing advanced vacation forms are turned into the Payroll Department in a timely fashion. Any vacation of less than three (3) consecutive days will be paid in the same pay period in which the regular work for that week will be paid.

(2)

(A)                Employees who leave their employment (for reasons other than discharge for just cause) prior to receiving vacation pay shall receive their pro rata share of vacation payment earned for each of the qualifying years (i.e., first, fifth, tenth, and twentieth) by their second regular pay period from the time their employment is severed according to the following guidelines:

- If the Employee leaves employment during or after their anniversary month, they will receive full pay for the additional week of vacation earned.

- Should the Employee leave employment before their anniversary month, their additional week of vacation pay will be reduced by 1/12 of a week for each month the Employee leaves prior to the anniversary month. For example, an Employee with an anniversary month of July who wants to leave in February of a qualifying year will be leaving five (5) months prior to his anniversary month and will therefore have the additional week’s vacation pay reduced by 5/12’s of a week.

(B)                Employees who leave their employment (for reasons other than discharge for just cause) prior to receiving vacation pay in the years between qualifying years, shall receive full vacation pay based on their years of service outlined in Section (a) of this Article.

(C)                Any vacation previously paid during the calendar year will be considered part of total allotment.

Section (f) Obligation for Payment

Failure of the EMPLOYER to make full and prompt payment of the amounts required hereby, in the manner and on the dates herein provided, shall at the option of the UNION, be deemed a violation of this Agreement. This obligation shall be a direct and continuing obligation of the EMPLOYER during the life of this Agreement; and it shall be deemed a violation of this Agreement if the PLANT, to which this Agreement is applicable, shall be sold, leased, subleased, assigned or otherwise disposed of for the purpose of avoiding the obligation hereunder.

Article VI – Allowance

Section (a) Bereavement Pay

(1)        An Employee who is excused from work because of death in the Employee’s immediate family, shall be paid the Employee’s regular rate of pay for the Employee’s scheduled working hours excused for a maximum of three (3) scheduled working days, starting on the day of death or on the day following death to and including the day after the funeral, but in no event extending beyond the day after the funeral. A member of the Employee’s immediate family shall be limited for the purpose of this Section to Mother, Father, Step-Parent, Mother-in-law, Father-in-law, Sister, Brother, Husband, Wife, Son, Daughter, Step-child, Grandparent and Grandchild of the employee. No pay allowance shall be granted in the case where, because of distance or other cause, the Employee does not attend the funeral of the deceased. In instances of distant death, where a local memorial service is held, Employees will be excused with pay, for up to eight hours, on the day of the service.

(2)       Spring interment or split time off (funeral and interment at a later date) may be granted as long as it does not exceed three (3) working days in total time off. If an Employee is on vacation and a death occurs in the family, days used under the above provisions may be rescheduled at a later date.

(3)       In case of death of a Brother-in-law*, Sister-in-law*, Son-in-law, Daughter-in-law, an Employee may be excused from work up to eight (8) hours on the day of the funeral and shall be paid the Employee’s regular rate of pay for the working hours excused. No pay allowance shall be granted in the case where, because of distance or other cause, the Employee does not attend the funeral of the deceased. Notice of such deaths must be given to the Employee’s supervision as soon as it is reasonably possible. In instances of distant death, where a local memorial service is held, Employees will be excused with pay, for up to eight hours, on the day of the service.

(4)        The hours thus paid for but not worked shall not be used in computing overtime pay for hours worked in excess of forty (40) in the workweek, nor shall Such days be counted as days worked in determining whether the Employee has worked a sixth (6th) or seventh (7th) day in the regularly scheduled workweek.

(5)       The EMPLOYER may require verification of death and relation to the Employee.

*Brother-in-law and Sister-in-law are defined as the spouse of the Employee’s Brother or Sister and the Brother or Sister of the Employee’s spouse.

Section (b) Jury Duty

When an Employee is called for jury duty service, he shall be excused from work for the hours he is required to appear in court and for time granted by supervision for the Employee to prepare for jury duty (travel time, clothes change, etc.). The amount of this time will be determined at the discretion of the EMPLOYER’s supervisor. Employees attending jury duty will be paid their regular rate for the excused hours they would have been scheduled to work, not to exceed eight (8) hours for any one day and shall be allowed to retain jury fees received for jury duty service. Time absent for jury duty will be paid as excused jury duty. An Employee called to jury duty while on vacation (other than previously scheduled vacation shutdown) will be permitted to reschedule vacation beginning with the first day of jury duty. Employees who have been selected to jury duty must complete proper PLANT forms and return them to their supervision each week of jury duty service.

Section (c) Reporting Pay and Call - In Pay

(1)       An Employee who reports for scheduled work, without prior notification not to report, shall be retained for the half-day period and given such useful work as may be at hand at the Employee’s regular rate. If the Employee is offered and does not accept substitute work, the Employee will be paid only for the time spent at the PLANT until such work is offered. This provision does not apply to cases where work is not available for reasons beyond the EMPLOYER’s control, such as power failure, fire, or serious mechanical difficulties affecting an entire area, or in cases where Employees return to work following unexcused absences without notifying their supervision. Disability pay shall not be paid during periods of PLANT shutdown beyond the EMPLOYER’s control.

(2)       An Employee who is called in and reports for work between regular shifts with less than eight (8) hours notice shall receive a call-in allowance of two (2) hours pay at the Employee’s regular rate, in addition to any other pay to which may be entitled.

Section (d) Military Duty

Employees required to perform military service will receive compensation, rights and benefits per the Remington Military Leave Policy, as amended from time to time by the EMPLOYER.

Article VII – Joint Labor – Management Communication Committee

The parties recognize that the prosperity and efficiency of the PLANT are dependent upon their ability to work cooperatively. In order to further implement this expression of purpose, Joint Labor-Management Communication Committee shall be established at the PLANT. The UNION representation on this committee shall be the Local Union Executive Board. The EMPLOYER shall designate its representatives to the Committee. Neither party shall have more than six (6) representatives on the Committee. The Committee shall meet at mutually agreeable times, but no less than once a month. The function of the Committee shall be to identify problem areas, exchange information and to seek to develop a good working relationship within the PLANT. Representatives from the UNION or the EMPLOYER may suggest areas of special concern or interest as topics of discussion during these Committee meetings, as long as they are consistent with the purpose of this Committee and the provisions of this Agreement.

Article VIII – Health and Safety

Section (a) Right to a Safe Working place

Every Employee covered by this Agreement is entitled to a safe and healthful place to work, and the parties jointly pledge their individual and joint efforts to attain and maintain this objective. Recognizing that the health and safety of the Employees covered by this Agreement are one of the highest priorities of the parties, the EMPLOYER and UNION will continue to cooperate to reach the objective of eliminating accidents and health hazards, and will encourage Employees to use the procedures stated herein to reach that objective.

Section (b) Health and Safety Committee

(1)        At the PLANT there shall be a Health and Safety Committee made up of nine (9) UNION members employed at the PLANT who are qualified by experience or training and selected by the Local Union. The Local Union shall inform the EMPLOYER of the names of the Committee members. Committee members shall be deemed to be acting within the scope of their employment at the PLANT within the meaning of the applicable workers’ compensation law, while in the performance of their duties as outlined within this Agreement. The Health and Safety Committee shall select, from among its members, a Chairman who shall coordinate the activities and functions of the Committee and who will serve as their representative on the Central Safety Committee and the joint Labor-Management Communications Committee.

(2)       A member of the Health and Safety Committee, assigned by the Committee Chairman, may participate with Management in the existing inspection program and scheduled Serious Potential Incident meetings.

(3)      Employees should first report health and safety complaints or conditions to their immediate supervision. Members of the Health and Safety Committee will make every effort to ensure that the Employee has first brought the complaint to the attention of their immediate supervision before presentation to the Plant Safety Supervisor. Upon presentation of alleged health and safety complaints or conditions by the Chairman of the Health and Safety Committee or his designee to the Safety Supervisor, the UNION and the Safety Supervisor will schedule a joint investigation of the complaint or condition.

Management will notify the Chairman of the Health and Safety Committee or his designee of a complaint or accident as soon as practicable, using its best efforts to do so. The Chairman of the Health and Safety Committee or his designee shall be given a copy of any incident report generated as a result of an injury to an Employee. A member of the Health and Safety Committee shall participate with the Safety Supervisor in the initial formal safety investigation if the Safety Supervisor determines that an investigation is necessary.

(4)       PLANT Management and up to three (3) members of the Health and Safety Committee shall meet regularly at times arranged by the parties for the purpose of discussing health and safety matters. Meetings shall be held on a monthly basis or more frequently if needed. No more than three (3) members of the Health and Safety Committee shall be compensated, at their regular rate of pay, by the EMPLOYER for any lost time spent in these meetings.

(5)       A member of the Health and Safety Committee, and an authorized representative of the International Union, shall be allowed to accompany a representative of any State or Federal agency regarding health and safety on an inspection of the PLANT.

(6)       A member of the Health and Safety Committee, assigned by the Health and Safety Committee Chairman, shall be invited to attend Serious Potential Incident meetings, Joint Complaint Investigations and other scheduled safety sub-committee meetings. Time spent performing the above recognized Committee activities will be compensated at his regular rate of pay, by the EMPLOYER, if performed during the member’s regularly scheduled work hours. Off shift employees will be scheduled to attend safety meetings as part of their regularly scheduled work hours.

(7)       The UNION and the EMPLOYER agree that, prior to requesting intervention from a federal or state agency on any matter relating to employee health and safety, the UNION will present the issue to the EMPLOYER, which will then be given a reasonable period of time within which to respond. Only after receipt of the EMPLOYER’s response, or the EMPLOYER’s failure to respond, will the UNION seek such outside intervention.

(8)       The Safety Supervisor shall each month provide the Health and Safety Committee with two copies of a list of all (i) first aid treatment cases and (ii) accidents reported to OSHA, which shall include, but not limited to the OSHA 200 log. Such report will reflect the nature of the injury and the location of the accident.

(9)      The Health and Safety Committee shall attend annual Health and Safety Training of up to five (5) working days as agreed to by the UMWA International Union and the EMPLOYER. The training will be designed to improve Health and Safety knowledge skills. Committee members attending and participating in such training shall be paid at their regular rate of pay for lost working time by the EMPLOYER for attendance at the training.

Section (c) Settlement of Health or Safety Disputes

When a dispute arises at the PLANT involving Health and Safety, an immediate, earnest and sincere effort shall be made to resolve the matter. If the dispute is not resolved by the Employee and his immediate supervisor, nor with the assistance of the Health and Safety Committee, the dispute will be adjudicated through the grievance procedure.

Section (d) Drug and Alcohol Testing

(1)        During the Probationary Period, Employees shall be subject to the Remington Drug Free Workplace Policy, as amended from time to time by the EMPLOYER.

(2)        Employees shall be subject to the drug and alcohol testing policy set forth in Appendix C.

Article IX – Seniority

Section (a) Definition of Seniority

Seniority of Employees employed in the bargaining unit shall be the Employee's most recent date of hire at the PLANT adjusted for any previous period of unbroken seniority provided such seniority was not terminated in accordance with section (b) below.

Section (b) Termination of Seniority

Seniority shall be terminated upon the Employee's termination for just cause; voluntary resignation; transfer to a job outside the bargaining unit, expiration of recall rights after termination for lack of work; or failure to return to work as scheduled after completion of a leave of absence agreed to by the PLANT or the failure to return to work as return to work as scheduled. Employees who transfer to a job outside of the bargaining unit will lose their seniority and in the event the employee returns to the bargaining unit will be treated as a new employee.

Section (c) Probationary Period

During the first one hundred twenty (120) calendar days of employment, a new Employee will be subject to demotion, transfer, or termination by the PLANT and such action shall not be subject to Articles X and XI of this Agreement. After one hundred twenty (120) days probationary period, the Employee's seniority will be established in accordance with the provisions of Section (a) of this Article. Any discipline in the first 120 days will carry into the next sixty (60) days.

Section (d) Filling Vacancies

When vacancies occur, they will be filled in the following order:

(1)        To Employees qualified for the job, per provisions of the Job Bidding and Posting Procedure.

(2)       To reasonably available former bargaining unit Employees laid off due to reduction of force and on a panel and possessing the necessary qualifications to step in and perform the work of the job at the time the job is awarded.

(3)       To new applicants qualified to step in and perform the work of the job.

If opportunities arise to bring products of any type currently manufactured elsewhere to the Ilion facility, Management reserves the right to permanently fill jobs associated with those products without regard to the provisions of Article IX section (d), Filling Vacancies, and such placements will not be subject to the Grievance Procedure under Article X section (b). Any openings that occur after the first year of production will be filled in accordance with the provisions of Article IX, section (d). During the first year of production, employees placed under this provision will not be subject to displacement under Article IX, section (e), Reduction Realignment Procedure, unless a PLANT-wide excess creates a reduction in force. This section does not apply to product designed and developed to be produced at Ilion.

Section (e) Reduction Realignment Procedure

In the event the EMPLOYER determines that there is an "excess" of jobs within a job code in the bargaining unit, representatives of the EMPLOYER shall notify the Local Union and the parties will follow the process covered within this section. In all cases where the work force is to be reduced, Employees with the greatest seniority at the PLANT shall be retained provided that they have the required qualifications (as would normally be posted) and the ability to perform the available work. If at any time there is an excess within a training progression, those Employees in level 03 of the training progression will be added to the excess list and Employees on temporary assignments will be returned to their primary assignments for purposes of regression. When an excess occurs in normal progression positions, the least senior person in the progression will be excessed. Prior to any excess process, all open jobs will be posted one cycle. Employees considered excess will be given twenty four (24) hour written notice prior to posting, if the business conditions indicate that the excess condition could reverse within the next six (6) months, which may allow some or all of the operators to return to their primary assignment, management may place the group of employees on Temporary Assignments during that period. Realignments or reductions of the work force shall be in accordance with the following guidelines:

(1)        Once excess assignments are determined, if the Employees in those assignments are not the lowest senior Employees, they will have the option to replace the lowest senior Employees within the Department, level, job code and shift.

(2)        Excessed employees will be given options, by seniority, providing their choice does not result in a higher pay level:

(A)                Accept any open position and receive immediate bid rights and retain preferential treatment or:

(B)                Bump the lowest seniority person in the PLANT in the same pay level and shift. If Employee(s) cannot preserve pay level and shift, or:

(C)                Bump the lowest seniority person in the PLANT in same pay level or same shift. When neither (A) nor (B) is satisfied, Employee(s) will be advised of their options to preserve (C), prior to choosing shift or level.

(3)        When Employee(s) have no options in their pay level, they will drop one (1) pay level at a time until their need is satisfied maintaining their shift.

(4)        When an excess is declared, all open jobs will be posted one cycle.

(5)        Bidding restrictions will be removed for excessed Employees only. If an excessed employee is successful in bidding they will receive immediate bid rights and retain preferential treatment.

(6)        In a bumping situation if shift and level are preserved, the Employee will not have bid rights restored for six (6) months following the date an excess offering was awarded.

(7)        For purposes of regression, all Employees within code 742 (Department Specialist) will return to code 741 (Machine Line Operator).

(8)        Employees transferring for any reason between production and support departments will receive the second step of the pay level and will progress depending on performance. If the Employee left the support department within twenty-four (24)

months and at the top of the rate of pay, the Employee will return to the support department at the top rate of the job.

(9)        During any excess resulting in a layoff, the Volunteer Leave of Absence (VOLA) procedure will be followed as per current practice.

Section (f) Panel

Employees with seniority who are laid off because of a reduction in the work force shall be placed on a panel from which they shall be returned to employment on the basis of seniority as outlined in Section (d)(2) of this Article.

Section (g) Panel Custodians

A designated representative of the EMPLOYER and the Recording Secretary of the Local Union shall retain panel records. It shall be the obligation of laid off Employees, with seniority, to keep the custodians of the panel informed of any change of address and/or phone number where they may be regularly reached. Notice to the last known address of the laid-off Employee by certified mail shall be sufficient notice of recall. The Employee so notified may either accept or reject the job which is available; but if the Employee rejects a job which he has the ability to perform, or fails to respond within five (5) working days after receipt of such notice, or accepts but fails to report for work in a reasonable amount of time, his name shall be removed from the panel and he shall sacrifice his seniority rights at the PLANT.

Section (h) Panel Members Accrue Seniority

Employees who are placed on the panel shall retain the seniority earned prior to their layoff, and, in order to protect their relative seniority standing, will continue to accrue seniority while on the panel.

Section (i) Right to be Recalled

(1)        Employees, with seniority, laid off for lack of work shall retain their seniority for five (5) years. Employees laid-off for lack of work may exercise their seniority in accordance with the provisions of this Article.

(2)        Any person on the panel list who secures other employment during the period when no work is available for him at the PLANT shall in no way jeopardize his seniority rights while engaged in such other employment. However, any person on the panel list who secures other employment and does not return to work when there is available employment at the PLANT, shall sacrifice his seniority rights at the PLANT and shall have his name removed from the panel list.

Section (j) Recall of Persons on Layoff Status

When a job at the PLANT exists that is not filled by Employees within the active working force, the panel custodians will review the list and the EMPLOYER shall recall the appropriate person from the panel list to the job to be filled.

Section (k) Job Bidding and Posting Procedure

(1)        Eligibility: Employees with one year or more of service will be eligible to bid open jobs unless the employee is not available to return to work within 30 work days from time of bid. All open jobs will be posted at the appropriate pay level for the job title as listed in Appendix B. The senior Employee, among those eligible bidders, with the required posted qualifications and ability to perform the job will be awarded the job. If an excess situation exists, and an excess Employee has less than one year of service, the excessed Employee will be allowed to bid. If an employee has been shift realigned, they will be able to bid for shift.

(2)        Job Progressions: All open jobs will be posted at the level of the opening. If there is no successful bidder who meets requirements stipulated, a training bid (when appropriate) will then be offered at the training bid level (the training bid level is one step below the normal entry level for the position). In the event of a training bid, some minimal established requirements will be necessary to fill the opening. The successful bidder of a training bid will then take the responsibility to get education, etc. and demonstrate improvement in order to progress.

(3)        Posting Procedure: Open jobs will be posted PLANT wide for three (3) working days. Open jobs within a progression will be filled by qualified people in the progression prior to posting. Each posting will include:

• job title
• rate level
• shift
• department
• brief description of the job
• qualifications and experience needed.

(4)	Bidding Procedure:

(A)                Open jobs, not filled by normal progressions, will be posted PLANT wide. Any Employee interested in the position must bid during the posting period. Skilled jobs will be awarded by seniority following successful interviews and demonstrations of skills and abilities. With the exception of skilled jobs, no job will be reposted waiving restrictions. Skilled jobs may be reposted to provide for training bids when appropriate. Training bids will be awarded by seniority upon successful demonstrations of abilities and interviews. Any Employee restricted from bidding otherwise shall be allowed to bid on training bid positions. Once the posting has been removed from the boards the job posted cannot be withdrawn without agreement between the UNION and the EMPLOYER.

(B)                If the Employee is the senior qualified bidder, meets qualification and medical requirements to more than one job at a given time, the Employee will be given 24 hours from the time notified to select which bid to accept. The Employee will also have the option of rejecting any or all successful bids during that 24 hour period.

(C)                Successful bidders will be moved to the new assignment within 20 production days following the award of the bid, unless an extension of time is agreed upon by both parties. If the new job involves transferring to a higher level of pay, and an extension beyond 20 production days is required, the Employee will receive the higher level of pay, at one step above crossover, beginning on the twenty-first day. Employees transferring, for any reason, between Production and Support Departments will receive the second step of the pay level and will progress depending on performance.

(D)                Preferential treatment shall be awarded to Employees who were "excessed" from a job back to the same primary assignment he/she was "excessed" or "bumped" from, for a period of 24 months from the date of the "excess", provided the Employee has not successfully bid to another job opening in this 24 month period.

(E)                If there are no qualified bidders (including Employees entitled to preferential treatment) or other bargaining unit personnel in need of a permanent assignment, the job may be filled by posting a training bid (if applicable) or by a qualified person from the layoff panel. If there are no qualified persons on the panel list, the job may be filled by hiring a new Employee.

(F)                Employees will be restricted to one (1) bid per 24 month period throughout the term of this Agreement.

(G)               Training of Employees shall take place on their normal shift, unless such training is not reasonably available on that shift.

(5) Training: Appropriate training periods for successful bidders, excessed placements, new hires, and all other transfers should not exceed the following:

•	Three (3) weeks for level three (3) jobs.
•	Level four (4), level five (5) and level six (6) jobs will allow for reasonable amounts of training appropriate for the specific assignment.
•	Training time for job moves will be determined by management based on the complexity of the assignment and the training required to operate the job safely.

Employees who are unable to satisfactorily perform jobs after the appropriate amount of training will, at the discretion of management, be declared non-performers and will be placed according to the Non-Performance section of this Agreement.

(6) Non-Performance: An Employee, not capable of performing all the requirements and duties of a job, will be placed by the Employment Office to an open job. This procedure will be available two (2) times per affected Employee during the duration of this Agreement upon the third time the employee is not capable of performing all the requirements and duties of a job, the employee will be discharged.

(7) Medical Placement Procedure: Employees with permanent medical impairments will be placed on jobs best suited for their permanent work restrictions and which are equal to or less than their existing rate of pay in accordance with the following procedure:

(A)                Permanent medical impairment and work restrictions will be determined after consultation with the Medical Department.

(B)                Employees with a permanent medical impairment will be placed in the first job for which they have the required skill and which meets their work restriction following the sequence outlined in Article IX, Section (e)(2).

Employees displaced by this process will also be handled in accordance with the same provisions as outlined in Article IX, Section (e)(2).

(C)                This procedure does not apply to Employees who are temporarily impaired.

(D)                Once employed, an Employee cannot be terminated or refused recall from the panel for medical reasons over his objection without the concurrence of a majority of a group composed of an EMPLOYER approved physician, an Employee-approved physician, and a neutral qualified third party (if necessary), that there is a permanent medical condition or physical restriction which prevents the Employee from performing an established job, within the bargaining unit, which their seniority would entitle them to hold. Each party shall bear the cost of examination by the physician it designates and shall share equally the cost of examination by the qualified third party. Where the EMPLOYER challenges the physical ability of an Employee or panel member to perform his regular work and is subsequently proven wrong, the Employee shall be compensated for time lost due to the EMPLOYER's challenge.

Section (l) Temporary Assignments

It is understood that to meet production needs operators may be moved to other assignments within their Area Manager’s area.

All primary assignments in an area may not have full time operators assigned. Assignments requiring less than a full time person every day or is not operated on a full time basis will be covered by the flexibility of the operators in the area.

Additionally flexibility in the area will be used to cover for absences, short term bottlenecks, short term fluctuations in the schedule and back filling for cross training. The parties recognize that there are instances where such assignments are necessary, and agree that temporary assignments may be made under the following guidelines:

Only if the reassignment is outside the Area Manager’s area will it be considered a temporary assignment.

(1)        The temporary assigning of an individual Employee shall not exceed one hundred eighty 180 working days in a rolling 12 month period.

(2)        Employees filling temporary assignments shall be compensated at the higher of the two rates involved (the regular rate of his normal job or the regular rate of his temporary assignment).

(3)        Notification of temporary assignments of more than 10 consecutive work days duration will be made to the Chairman of the Grievance Committee.

(4)        All regular full time job openings that are determined to be greater than six (6) months in duration will be posted according to the provisions of the Job Bidding and Posting Procedure unless mutually agreed to by the EMPLOYER and the UNION.

(5)        DCSI or its replacement will be the official record keeping system for tracking of temporary moves. The Grievance Committee Chairman will have access to this information when requested.

Section (m) Separation Pay

(1)      The receipt of separation of pay provided under this Article is conditioned upon the separation of an Employee from the active workforce employment rolls as laid-off due to lack of work during the term of this Agreement.

(2)       An Employee who has one (1) year or more of service shall be paid separation pay each time he is terminated because of lack of work, except that such pay will not be paid when:

(A)                He accepts, before his separation becomes effective, a job at any REMINGTON ARMS COMPANY, INC’s location;

(B)                He is pensioned;

(C)                He resigns his employment;

(D)                He is scheduled off from work temporarily due to curtailment or cessation of operation caused by;

i.                    Fire, flood, power failure, transportation difficulties, material shortages, and the like; or

ii.                   Any emergency condition beyond the direct control of the EMPLOYER. When an Employee is “scheduled off” for such reason for a definite or indefinite temporary period, he shall not be considered as terminated for the purpose of this Article; or

(E)                A buyer or recipient of Remington assets offers an Employee continued employment.

(3)       The PLANT may elect to pay separation pay in a lump sum or weekly installments.

(4)       Separation pay, if being paid in weekly installments, shall be discontinued when a former Employee is re-employed at any REMINGTON ARMS COMPANY, INC.’s plant, or is offered and refuses re-employment at the Ilion Plant.

(5)       The amount of an Employee’s separation pay, subject to the foregoing provisions in this Article, shall be:

(A)                One (1) week’s pay for each of the first four (4) years of service, plus,

(B)                One (1) week’s pay for each year of service over four (4) reduced by the amount of any separation pay previously paid at any REMINGTON ARMS COMPANY, INC’s location for service after December 1, 1993 over four (4) years. However, this reduction shall be reduced in monthly increments to zero over a forty-eight (48) month period of re-employment from last termination for lack of work.

A fractional part of a year, after his first year of service, shall be computed at the rate of one-twelfth (1/12) of one (1) week’s pay for each month of service. In such computation, if, in addition to full months of service an Employee has accrued fifteen (15) or more days on the date he is terminated, he shall be credited with a full month.

For separation pay purposes, a week’s pay shall be the Employee’s current “straight-time” rate per hour multiplied by the number of hours, not to exceed forty (40) hours, constituting his normal weekly hours of work at the time of his termination.

(C)                Any other provisions of the Article to the contrary notwithstanding, separation pay shall never exceed twenty (20) weeks.

(6)        An employee who has received separation pay shall not be required to return any portion of such pay to the PLANT in the event he is reemployed.

(7)        Separation pay shall be in addition to any vacation allowance and any employment compensation benefits to which the Employee may be entitled.

(8)        Nothing contained in the Article shall be deemed to qualify, limit or alter in any way the PLANT’s rights to reduce hours of work to avoid terminations because of lack of work.

(9)        Wherever the term “service” is used in this Article, it shall mean the total length of time an Employee has been actively employed by the PLANT.

Article X – Settlement of Disputes

Section (a) Grievance Committee

(1)      A Grievance Committee consisting of fifteen (15) members shall be elected by the members of the UNION employed at the PLANT. Each member of the Committee shall be an Employee at the PLANT and shall be eligible to serve as a Committee member only so long as he continues to be an Employee of the PLANT who is not on layoff. The duties of the Grievance Committee shall be confined to the adjustment of disputes arising out of this Agreement that the PLANT and the Employee or Employees, with the assistance of the Grievance Committee, fail to adjust. The Grievance Committee shall have the authority on behalf of the grievants to settle or withdraw any grievance at step 2 or proceed to step 3 of the grievance procedure.

(2)       The Grievance Committee shall have no other authority or exercise any other control, except as outlined in this Agreement, nor shall the Committee in any way interfere with the operation of the PLANT.

A Grievance Committee member who violates this provision shall not be suspended or discharged for official actions as a Committee member, but may be removed from the Committee by the PLANT. If the PLANT seeks to remove a Committee member for violation of this section, it shall so notify the affected Committee member and the other members of the Committee. If the Committee objects to such removal, the matter shall be submitted directly to arbitration. If the other members of the Committee so determine, the affected member shall remain on the Committee until the case is settled or decided by an arbitrator.

(3)       The Grievance Committee shall select a Chairman from among its members to coordinate its activities and to sit as their representative on the joint Labor-Management Communication Committee.

Section (b) Grievance Procedure

Should differences arise between the UNION and the PLANT as to the meaning and application of the provisions of this Agreement, an earnest effort shall be made to settle such differences at the earliest practicable time. If differences arise about matters not specifically mentioned in this Agreement, those matters are to be referred to the Joint Labor-Management Communication Committee set forth in Article VII and are not subject to grievance/arbitration provisions found in Article X of this Agreement. At all steps of the complaint and grievance procedure, the grievant and the UNION representatives shall disclose to the PLANT representatives a full statement of the facts and provisions of the Agreement relied upon by them. In the same manner, the PLANT representatives shall disclose all the facts relied upon by it. The grievant shall have the right to be present at each step of the grievance procedure until such time as all evidence is taken. Disputes that remain unresolved despite such effort shall be resolved as follows:

(1)       Step 1 – The Employee will make his complaint to his immediate Supervisor who shall have the authority to settle the dispute. The Employee shall make the complaint within ten (10) working days of when he first knew or should have known of the complaint. Where an Employee makes a complaint during work time, the Supervisor shall, if possible without interrupting production, discuss the matter briefly on the spot. The Employee shall be entitled, at his request, to have a member of the Grievance Committee present to assist him at any discussion with his supervisor. If the PLANT so chooses, the supervisor shall be entitled to have another representative of the PLANT in attendance. The Employee’s immediate supervisor will notify the Employee of his decision by the end of the Employee’s second regular scheduled shift following the complaint. Settlements or withdrawals at this step shall not constitute a precedent in the handling of other grievances.

(2)       Step 2 – If no agreement is reached between the Employee and his supervisor, the complaint will be reduced to writing and shall be submitted on the Standard Grievance form and shall be taken up within five (5) working days of the supervisor’s decision by no more than two (2) members of the Grievance Committee and the President of the Local Union and the PLANT’s Step 2 representative(s). At the step 2 meeting the Grievance Committee and the PLANT representative(s) will complete the standard grievance form and, if the complaint is not settled, the grievance shall be referred to a representative of the UMWA District and the PLANT’s representative(s) for step 3.

(3)        Step 3 – Within seven working days of the time the grievance is referred to them, the District representative and the representative(s) of the PLANT, who shall be different from the PLANT’s step 2 representative(s) shall meet and review the facts and pertinent contract provisions in an effort to resolve the grievance. No more than three (3) members of the Grievance Committee and the President of the Local Union and the PLANT’s step 2 representative(s) shall have the right to be present. No verbatim transcript of the testimony shall be taken nor shall either party be represented by an attorney licensed to practice law in any jurisdiction in steps 1 through 3 of the grievance procedure except by mutual agreement applicable to a particular case.

(4)       Step 4 – In cases where the District representative and the representative(s) of the PLANT fail to resolve the grievance at step 3, the matter shall, within 10 working days after referral to them, be referred to the appropriate arbitrator who shall decide the case without delay. Cases shall be assigned to arbitrators in the following manner:

(A)                The District representative and the Company representative shall attempt to select an arbitrator. In the event the parties do not agree on the selection of an arbitrator, the District representative shall request from the Federal Mediation and Conciliation Service (FMCS) three panels of seven (7) arbitrators (including biographical sketches) by fax or mail with a copy of the request provided to the Plant Human Resources Manager.

(B)                Within ten (10) working days after receipt of the three panels of arbitrators from FMCS, the parties shall alternately strike names of the seven arbitrators on each panel so as to end up with a single name from each panel. The parties shall alternate the right of first strike.

(C)                The parties shall then jointly contact each of the three (3) arbitrators so selected to determine who among these three who has the earliest available date to hear the case within two weeks to sixty days, and the case then shall be scheduled by FMCS with the arbitrator who has the earliest available date.

(D)                Both the PLANT and the UNION shall have the right to cross-examine all witnesses.

(E)                The arbitrator shall render his decision as expeditiously as possible. Failure to do so within sixty (60) days after the record is closed shall be reported to the FMCS.

(F)                The arbitrator shall have no authority to change, add to or subtract from, or to modify any provisions of this Agreement. The arbitrator shall make his decision based on the provisions of the contract and the evidence before him.

(G)               The decision and or award of the arbitrator shall be final and binding on both parties and enforceable in a court of law.

(H)                Compensation and expenses of the arbitrator and general expenses of the arbitration shall be shared equally by the parties, except that each party shall bear the expenses of its representatives and witnesses.

(I)                  Hearings shall take place at a location mutually agreed upon by the parties.

(J)                 In cases in which the parties have agreed that there is no question of fact involved in the grievance, the arbitrator may decide the case upon the basis of a joint statement of the parties and such exhibits as they shall submit.

(K)               The hearing shall be recorded by the arbitrator and shall be closed upon the completion of testimony, except for the purpose of filing post-hearing briefs (copies of which will be provided to all parties). The arbitrator shall render his decision as soon after the close of the hearing as may be feasible. If the arbitrator is unable to make his decision within 60 days of the close of the hearing, he shall promptly advise the parties of the reasons for the delay and the date when his decision will be submitted. Either party may make an official transcript of the hearing. A copy of such transcript shall be provided to the other party at no charge.

(L)                In cases involving compensation, in no event may the arbitrator award compensation for more than ten (10) working days prior to the date the grievant(s) knew or should have known of the complaint.

Section (c) Finality of Decision or Settlement

Settlements reached at any step of the grievance procedure shall be final and binding on both parties and shall not be subject to further proceedings under this Article except by mutual agreement. Settlements reached at steps 2 and 3 shall be in writing and signed by appropriate representatives of the UNION and the PLANT.

Section (d) Waiver of Time Limits

By agreement the parties may waive the time limits set forth in each step of the grievance procedure. Absent a mutual agreement, if the PLANT’s answer is not appealed (i) within fifteen (15) calendar days of the EMPLOYER’s response in Step 2, or (ii) within twenty (20) calendar days of the EMPLOYER’s response in Step 3, then the answer made by the PLANT at that step shall be final.

Article XI – Discipline and Discharge

Section (a) Just Cause Required

No Employee covered by this Agreement may be disciplined or discharged except for just cause. The burden shall be on the EMPLOYER to establish grounds for discipline or discharge in all proceedings under this Article. In no event, will the EMPLOYER initiate any form of discipline, beyond ten (10) working days of the time it knew, or should have known of the infraction, or against an Employee without a member of the Grievance Committee present, if the Employee requests UNION representation.

Section (b) Procedure

Where the EMPLOYER concludes that the conduct of an Employee justifies discharge, the Employee shall be suspended with the intent to discharge and shall be given written notice stating the reason, with a copy to be furnished to the Grievance Committee. After 24 hours, but within 48 hours, the Employee shall be afforded the right to meet with the PLANT’s Step 3 representative(s). At such meeting, no more than three (3) members of the Grievance Committee and the President of the Local Union shall be present and, if requested by the Employee or the Grievance Committee, a representative of the District shall also be present. Upon request by the Employee, the Grievance Committee, or the District representative, the forty-eight hour time limit will be extended by an additional 48 hours. The EMPLOYER shall be entitled to have an equal number of representatives at the meeting. Full disclosure of all information relied upon by the parties shall be provided at the 24/48 hour meeting.

Section (c) Suspension

If within 24 hours after the conclusion of the 24/48 hour meeting, the EMPLOYER informs the Employee and the Grievance Committee that it still intends to discharge the Employee (or if no meeting was requested) the Employee shall have five (5) working days to file the grievance. If the Employee does not file a grievance within five (5) working days of the notice of suspension with intent to discharge, the discharge shall become effective immediately. Grievances involving discharge shall bypass steps 1 through 3 and shall proceed directly to step 4 of the grievance procedure.

Section (d) Compensation for Lost Earnings

In all arbitration cases where it is determined that just cause for discharge has not been established, the Employee shall be reinstated and compensated for lost earnings at his applicable regular rates and any regularly scheduled mandatory overtime prior to discharge less monies earned during the back pay period. Nothing in this section shall be construed to, in any way, limit the arbitrator’s right to modify or mitigate the penalty of discharge.

Section (e) Removal of Employee Disciplinary Records

All records of Employee discipline issued during the term of this Agreement may be used as the basis for subsequent progressive disciplinary action no later than fifteen (15) months following the date of issuance and shall not be used in subsequent disciplinary action against the Employee. However, all records of Employee discipline only shall remain in an Employee’s file in Human Resources.

Article XII - Benefits and Practices

Section (a) Eligibility

Employees, except as set forth below, shall be entitled to participate in the following benefit plans and practices of the EMPLOYER.

Section (b) Benefits of Choice

•	Remington Arms Company, Inc. Pension and Retirement Plan
•	Remington Savings and Investment Plan
•	Remington Arms Company Welfare Plan
•	The Remington Medical Plan

•	The Remington Dental Plan
•	Vision Care
•	Employee Life Insurance
•	Optional Life Insurance
•	Dependent Optional Life Insurance
•	Long Term Disability Insurance
•	Accidental Death & Dismemberment
•	Flexible Spending Accounts
•	Employee Assistance Program

The specifications for the structure of the benefit arrangements are set out in Appendix D and are incorporated herein as though fully stated in this Article XII.

Section (c) Length of Service

With the exception of the Remington Arms Company, Inc. Pension and Retirement Plan as provided below, a Current Employee on the old Remington payroll on November 30, 1993 and hired on the new Remington payroll on December 1, 1993 shall have his length of service at DuPont recognized for consideration of the benefits and practices set forth in Sections (b) and (d) herein.

Section (d) Practices

Service Recognition Plan

Section (e) Administrative and Design Matters and Uniformity

The EMPLOYER (or appropriate fiduciary of the applicable plan) in its sole and exclusive discretion, may modify the benefits (consistent with the terms set forth in Appendix D), change the administrator, add or delete investment options offered to participants and beneficiaries, change funding vehicles, investment advisers and managers, and service providers and/or (without any limitation arising from the foregoing enumeration) make any other changes as it determines in its sole and exclusive discretion provided that any such amendment, modification, change or termination shall apply equally to employees and non-unit employees unless otherwise agreed to by the UNION and the EMPLOYER.

Article XIII – Miscellaneous

Section (a) Pay Day

All Employees will be paid on a weekly basis. Payment shall be made by check, or by Direct Deposit if elected by the employee, with recognition for legitimate deductions. The Employee shall receive, with his pay, a plain statement itemizing the number of hours worked during the pay period and setting forth straight time, overtime and premium time hours worked during the pay period. The statement shall also itemize all payroll deductions.

Section (b) Bulletin Boards

The PLANT will provide and maintain bulletin boards at mutually agreeable locations for exclusive use by the UNION on which the UNION may post notices. Such notices shall not be offensive in nature to any individual or group of persons. Such notices shall show a removal date and shall be delivered to the Human Resources Manager or their designee prior to posting. An Employee designated by the President of the Local Union to post notices only will be compensated by the EMPLOYER for time spent posting notices on bulletin boards for up to two (2) hours per posting no more than twelve (12) postings per month on the first (1st) shift or as otherwise agreed upon by the Local Union and the Human Resources Manager.

Section (c) Safety Shoes

Each calendar year of this Agreement’s term, the PLANT will provide each Employee the option of electing either (i) an allowance per current practice up to $125.00 for the purchase of safety shoes, or (ii) a cash allowance of seventy five dollars ($75.00).

Employees may purchase shoes from the “Shoe Truck” Program or from an authorized dealer(s) in this area.

Section (d) Eye Examinations

Each Employee requiring an eye examination within an eighteen (18) month time period, upon presenting a paid receipt to the Plant Medical Department, will be reimbursed for the expense of such examination up to a maximum of $50, but in no case is the reimbursement to exceed the cost of the examination. This section shall not apply to any employee participating in the EMPLOYER’s vision care benefit plan.

Section (e) Disability Accommodation

This Agreement shall not prevent the PLANT from making a reasonable accommodation of disabled persons as required by state and/or federal law, including the Americans With Disabilities Act. In the event a proposed accommodation would conflict with an express provision of this Agreement, the parties, at either’s request, shall meet to discuss the proposed accommodation. Nothing in this section shall require the UNION to agree to modify terms of this Agreement or to waive seniority rights under this Agreement. In the event the PLANT and the UNION, in settling a grievance or litigation would agree, or a court or arbitrator would order that the PLANT make an accommodation that otherwise conflicts with the terms of this Agreement, that accommodation shall supersede such conflicting terms of this Agreement. The parties agree that any accommodation made by the PLANT with respect to job duties or any other term or condition of employment made pursuant to settlement of a grievance or litigation (whether formal or informal), or arbitral or court order, shall not, in any way, become applicable to any other individual, class, or group of Employees but shall apply only to the person or persons accommodated in the particular situation. The fact that such person(s) was accommodated, the manner and method of such accommodation shall be without precedent and therefore may not be used or relied upon by any person for that purpose at any time in the future.

Section (f) Medical Appointments

Employees shall make every attempt to schedule medical appointments during non-working time. With prior approval, Employees will be excused from work and paid for up to four (4) hours up to twelve (12) times per calendar year for the Employee to report for a medical appointment during work hours. Such medical appointments must be for diagnosis, follow-up to a recent problem or diagnostic testing. Dental appointments will be covered only for tooth extractions and root canals. Routine visits are not covered by this procedure and must be scheduled during non-working hours. Where that is not possible, the supervisor may excuse the employee without pay. The EMPLOYER reserves the right to deny the granting of time off for a medical appointment. Employees are required to provide verification from a licensed healthcare provider of the medical appointment, including the time of the appointment and the time the employee arrived and left the appointment.

Article XIV – No Strike or Lockout

Section (a) UNION Not to Strike

Under no circumstances will the UNION or Employees participate in, instigate, cause, or encourage, any strike during the term of this Agreement, including economic,

unfair labor practice strikes, sympathy strikes, jurisdictional strikes, slowdown, walkout, sit-down, mass absenteeism, retarding of work or boycott or work stoppages.

Section (b) UNION to Halt Breach

In the event of a breach of Section (a), the UNION shall use reasonable means to end the breach, including advising the involved Employees that their conduct may be in violation of the Agreement, and if it is they may be disciplined up to and including discharge, and that they should immediately cease the offending conduct.

Section (c) Discipline for Breach

The PLANT has the right to discipline, up to and including discharge, any Employee who violates this Article and such discipline shall be deemed to be for good cause. Any such discipline or discharge under this Section shall be subject to the grievance procedure.

Section (d) No Lockout

The PLANT agrees not to lockout the Employees during the term of this Agreement.

Article XV – Maintain Integrity of the Contract and Resort to Courts

The UMWA and the EMPLOYER agree and affirm that, except as provided herein, they will maintain the integrity of this contract and that all disputes which are not settled by agreement shall be settled by the machinery provided in the “Settlement of Disputes” Article of this Agreement. Nothing in this provision, however, is intended to diminish any individual rights an Employee might enjoy by law. In addition, the EMPLOYER expressly authorizes the UNION to seek judicial relief, without exhausting the grievance machinery, in cases involving successorship.

Article XVI – Modification and Severability Clause

Section (a) Modification

If during the life of this Agreement there shall be in existence any applicable law, rule, regulation or order issued by Governmental authority, which shall be inconsistent with any provision of this Agreement, the parties will meet to modify such provision to the extent necessary to comply with such law, rule, regulation or order.

Section (b) Severability

In the event that any provision of this Agreement shall at any time be declared invalid by any court of competent jurisdiction, such decision shall not invalidate the entire Agreement, it being the express intention of the parties hereto that all other provisions not so declared invalid shall remain in full force and effect.

Article XVII - Ratification and Termination of this Agreement

This Agreement shall become effective at 12:01 am on the day following notification to the Remington Arms Co., Inc., by the International Union, United Mine Workers of America, that this Agreement has been ratified and approved by the membership covered hereby.

This Agreement shall not be subject to termination by either party signatory hereto prior to 12:01 a.m. October 28, 2012, provided, however, that either the party the first part or the party of the second part may terminate this Agreement on or after 12:01 a.m. October 28, 2012, by giving at least sixty days written notice to the other party of such desired termination date.

IN WITNESS WHEREOF, each of the parties signatory hereto has caused this Agreement to be signed, effective this 27th day of October 2007, the Agreement having been ratified and approved by the membership covered hereby on October 26, 2007.

On Behalf of:

UNITED MINE WORKERS OF AMERICA

/s/ Edward D. Yankovich Jr.
By:	Edward D. Yankovich Jr.

International District 2 Vice President

On Behalf of:

LOCAL UNION 717

/s/ Stu Kennedy
By:	Stu Kennedy

President

On Behalf of:

REMINGTON ARMS COMPANY, INC.

/s/ Joseph B. Gross
By:	Joseph B. Gross
Plant Manager

SHORT TERM DISABILITY PAY PLAN

The Short term Disability Pay Plan for Ilion hourly Employees shall be amended as of the effective date of this Agreement to read as follows:

Disability Pay

All Employees will be entitled to participate in the Company’s Short Term Disability Plan as outlined in the Health and Welfare Summary Plan Description, starting on the Employee’s first calendar day of disability. The pay structure will be as follows:

Duration Per Occurrence	Percentage of regular rate of pay*
First calendar day	0%
Consecutive Days 2 through 9	50%
Consecutive Days 10 through 180	100%

*Or awarded State Workers Compensation, whichever is higher.

All Employees will be expected to see a doctor on the second calendar day of illness and must report to the Plant Medical Department on any absence which extends to the third day.

To receive disability pay, an Employee must submit medical documentation explaining and confirming: (1) the date the Employee became disabled, (2) the medical reasons why the Employee is unable to work, (3) the cause of the disability, if known, and (4) the nature, severity and expected duration of the disability. The EMPLOYER, at its expense, may require an examination by a second health care provider designated by the EMPLOYER. If the second health care provider's opinion conflicts with the medical documentation submitted by the Employee, the EMPLOYER, at its expense, may require a neutral qualified third party to conduct an examination and provide a final and binding opinion. If an Employee fails to provide the medical documentation required under this provision, or fails to submit to the examinations specified herein, the Employee’s claim for disability pay may be denied.

APPENDIX A

Effective October 29, 2007

Level	Start	6mos	12mos	24mos	36mos	48mos	51mos
3	$10.77		$11.63	$12.06	$12.49	$15.30
4	$12.22		$13.08	$13.51	$13.92	$15.71	$16.20
5	$15.71	$16.20	$16.42	$16.89	$17.37
6	$16.89	$17.37	$17.83	$18.26	$18.66

Effective November 3, 2008

Level	Start	6mos	12mos	24mos	36mos	48mos	51mos
3	$11.10		$11.98	$12.42	$12.87	$15.76
4	$12.59		$13.47	$13.91	$14.34	$16.18	$16.68
5	$16.18	$16.68	$16.91	$17.40	$17.89
6	$17.40	$17.89	$18.37	$18.81	$19.22

Effective November 2, 2009

Level	Start	6mos	12mos	24mos	36mos	48mos	51mos
3	$11.43		$12.34	$12.79	$13.25	$16.23
4	$12.97		$13.88	$14.33	$14.77	$16.67	$17.18
5	$16.67	$17.18	$17.41	$17.92	$18.42
6	$17.92	$18.42	$18.92	$19.37	$19.80

Effective November 1, 2010

Level	Start	6mos	12mos	24mos	36mos	48mos	51mos
3	$11.77		$12.71	$13.18	$13.65	$16.72
4	$13.36		$14.30	$14.76	$15.21	$17.17	$17.70
5	$17.17	$17.70	$17.94	$18.46	$18.98
6	$18.46	$18.98	$19.49	$19.95	$20.39

Effective November 7, 2011

Level	Start	6mos	12mos	24mos	36mos	48mos	51mos
3	$12.19		$13.16	$13.64	$14.13	$17.30
4	$13.82		$14.80	$15.28	$15.74	$17.77	$18.32
5	$17.77	$18.32	$18.57	$19.10	$19.64
6	$19.10	$19.64	$20.17	$20.65	$21.11

APPENDIX B

JOB CODES & TITLES

•	Production 100 series	(103,104,105,106)
•	Maintenance 200 series	(203,204,205,206)
•	Arms Service 300 series	(303,304,305,306)
•	Custom Shop 400 series	(403,404,405,406)
•	Production Support 500 series	(503,504,505,506)
•	Technical 600 series	(603,604,605,606)

APPENDIX C

Practices, Customs and Agreements

[Subject to revision by the sub-committee on Appendix C]

•	VLOA (with adjustment to medical and dental) 9/13/90
•	Direct Deposit of Weekly Payroll Checks 4/11/95
•	Reporting of Absence to Plant Medical 8/1/95
•	ROI’s Probationary Employees reverting to verbal on end of probation 2/11/00
•	Selection of Machine Setters 9/8/95
•	Employer Obligation to Provide Union Representation
•	Ability to progress in recognized Job Codes based on Organization Needs and employee skills
•	742 memo of Understanding 7/24/95
•	Shift Realignment Procedure 6/17/98
•	Re-evaluate jobs based on significant change Memo of Agreement Undated
•	FMS Progression Memo of Agreement 7/24/95
•	Jury Duty Guidelines letter 8/17/87
•	Military Training & Service Guidelines Letter 8/17/87
•	Overtime combined with ½ day vacation practice letter 9/9/99
•	Job Code 767/766 Issue Letter of Understanding 10/13/99
•	Medically Prescribed Footwear Practice letter 2/27/84
•	Birthday Scheduling Memo of Agreement 12/5/00
•	Preferential Treatment for Bidding Memo of Understanding 5/27/99
•	Employee Treatment in machine Moves or Regrouping Phillips 4th Step Grievance Answer 1/28/90
•	Normal Shift Schedules
•	Apprentice Program Agreement (latest version)
•	Procedure for Call In during Vacation Periods 1/15/90 letter
•	Paid Time off for Dental/Doctor Appointments 10/31/89 letter
•	Responsibilities of Supervision/Employees Concerning Reporting of Medical and Other Absences 1/29/90 letter
•	Verbal Warnings/Absentee Records 7/13/89 Letter
•	Records of Interview (ROI’s) in Floor Files letter 5/13/90
•	Holiday’s with Religious Meaning – Not Recognized as Plant Holidays 1/5/90 letter
•	Leaves of Absence 1/15/90 Letter
•	Rates of Pay – New Hires/Re-Hires undated letter
•	Rates of Pay – Progression/Regression undated letter
•	Service Awards undated letter
•	Filling Job Vacancies created by disability
•	Union rights to pagers and unrestricted telephone

•	Letter of Understanding – Calculating Seniority Dates 12/2/98
•	SAP Transaction Specialist Agreement 2/16/2000 letter
•	Memo of Understanding Doctor Appointments 9/11/2002
•	Letter Agreement on Job Classification Modernization dated 10/4/07
•	Letter Agreement on Precision Shop dated 10/4/07
•	Letter Agreement on Miscellaneous Matters dated 10/4/07

APPPENDIX D

1.	Remington Arms Company, Inc. Pension and Retirement
a.	No Employee hired after September 11, 1997, shall be eligible to participate in the Remington Arms Company, Inc. Pension and Retirement Plan (the “Pension Plan”).
b.

The Pension Plan will be amended effective December 31, 2007 to provide that no Participant will earn any further benefit accruals after December 31, 2007. As a result, each Participant’s accrued benefit will be determined based on the Participant’s compensation and period of employment as of December 31, 2007 and compensation and employment after December 31, 2007 will not be taken into account. This means that the ten-year period used in calculating Average Annual Earnings shall not extend past December 31, 2007.

c.

Specifically, the computation of Average Annual Earnings is unchanged. It is the greater of 1) the highest annual average Earnings received during any 36 consecutive calendar months during the last 10 years of Credited Service, or 2) the highest average annual Earnings based on the Total Earnings for the highest 3 calendar years of the last 10 years of Credited Service. The 10 years period ends on December 31, 2007 for computation of Average Annual Earnings.

d.

Participants in the Pension Plan that are active Employees with the EMPLOYER on or after January 1, 2008, shall continue to be credited for service under the Pension Plan for purposes of (i) vesting, (ii) eligibility for early retirement benefits under Section 6.1 of the Pension Plan, (iii) eligibility for ancillary disability benefits under Section 8.1 of the Pension Plan, (iv) Vested Deferred benefits under Section 7 of the Pension Plan, and (v) Forms of Payment under Section 9 of the Pension Plan.

e.

Current Employees who retired under the DuPont plan have been automatically vested under the Pension Plan although only their Remington service and earnings beginning December 1, 1993 is recognized. For all Current Employees employed by old Remington on November 30, 1993 and by new Remington on December 1, 1993, who did not retire under the DuPont plan, the Pension Plan will continue to recognize all service earned at Remington while owned by DuPont and will continue to take into account a Current Employee’s earnings at Remington while owned by DuPont in addition to the Current Employee’s service and earnings at Remington.

2.	Remington Savings and Investment Plan
a.	Employees will participate in a retirement savings contribution that will be a part of the Remington Savings and Investment Plan (SIP).
b.

Upon becoming eligible to participate in the SIP, Employees hired after September 11, 1997 who have completed 12 months of eligibility service, as defined in the Plan, will also be eligible to receive a discretionary Profit-Sharing Contribution from the EMPLOYER. An account will be created within the SIP in each eligible Employee’s name, regardless of whether or not the Employee chooses to contribute to the SIP. The EMPLOYER’s discretionary Profit-Sharing Contribution will be credited to the Employee’s account, provided that the Employee is an active Employee of the EMPLOYER on the last day of the plan year for which the contribution is attributed. The amount of the discretionary Profit-Sharing Contribution, which the EMPLOYER will make, will be determined each year by the Board of Directors of the EMPLOYER and will be allocated to the accounts of such employees who are eligible under the terms of the SIP. Effective January 1, 2008, the Profit-Sharing Contributions shall be subject to a three-year vesting schedule (the five year vesting schedule will no longer apply regardless of what Plan Year the Profit-Sharing Contribution was made).

c.	An Employee will have flexibility to direct any contributions allocated to his or her account in the SIP among the various investment funds offered within the SIP.
d.

Effective January 1, 2008, Employees that make contributions to the SIP will be eligible to receive a Company Matching Contribution of 50% on the first 6% of compensation deferred, with no additional match on higher levels of deferrals.

e.	Effective January 1, 2008, for the purpose of calculating contributions to the 401(k) Plan, the definition of an Employee’s compensation shall include overtime pay.
3.	Remington Arms Company Welfare Plan
	a.	Remington Medical Plan

i.	The EMPLOYER shall provide medical benefits for all Employees covered by this Agreement and their eligible dependents pursuant to the Remington Arms Company Welfare Plan.
ii.	Effective January 1, 2008, Employees will be given the opportunity to elect Medical Coverage from Plans A, B or C.

1.	Combined benefits for inpatient and outpatient drug and alcohol abuse to a Lifetime Maximum of $25,000 total plan benefit.
2.	Exclude coverage for Gastric Bypass Surgery.
3.	Adopt the company policy for Pre-existing condition for Employees hired after January 1, 2008.
iii.	Prescription Drugs:
1.	Adoption of a 3 tier formulary at retail and mail order. Added to the current 2 tier program is a 3rd tier for Non- Preferred Brands.
2.	Increase Mail order co-pay for Generic, Brand, and Non-preferred brand drugs.

Retail
	Plan A	Plan B	Plan C
Generics	$15	$15	$15
Brand	$25	$25	$25
Non-Preferred Brand	$45	$45	$45

Mail Order (for a maximum 90 day supply)
	Plan A	Plan B	Plan C
Generics	$20	$20	$30
Brand	$30	$30	$50
Non-Preferred Brand	$50	$50	$90

iv.	Details of Plans A, B and C are contained in the Summary Plan Description.
v.	The Monthly Employee Premiums for these plans are as follows:

Plan A	2007	2008	2009	2010	2011	2012
EE	$40	$80	$95	$120	$135	$150
EE+1	$86	$126	$146	$176	$196	$216
Family	$105	$145	$170	$205	$230	$255

Plan B	2007	2008	2009	2010	2011	2012
EE	$80	$120	$135	$160	$175	$190
EE+1	$172	$212	$232	$262	$282	$302
Family	$210	$250	$275	$310	$335	$360

Plan C	2007	2008	2009	2010	2011	2012
EE	n/a	$55	$70	$85	$100	$115
EE+1	n/a	$105	$125	$145	$165	$185
Family	n/a	$130	$155	$180	$205	$230

vi.	Medical – deductibles
	(1)	In network

Plan A
	2007	2008	2009	2010	2011	2012
EE	$350	$350	$350	$350	$350	$350
EE+1	$700	$700	$700	$700	$700	$700
Family	$1,050	$1,050	$1,050	$1,050	$1,050	$1,050

Plan B – no deductible

Plan C
	2007	2008	2009	2010	2011	2012
EE	n/a	$600	$700	$700	$800	$800
EE+1	n/a	$1,200	$1,400	$1,400	$1,600	$1,600
Family	n/a	$1,800	$2,100	$2,100	$2,400	$2,400

(2)	Out of network

Plan A
	2007	2008	2009	2010	2011	2012
EE	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
EE+1	$2,000	$2,000	$2,000	$2,000	$2,000	$2,000
Family	$3,000	$3,000	$3,000	$3,000	$3,000	$3,000

Plan B
	2007	2008	2009	2010	2011	2012
EE	$500	$500	$500	$500	$500	$500
EE+1	$1,000	$1,000	$1,000	$1,000	$1,000	$1,000
Family	$1,500	$1,500	$1,500	$1,500	$1,500	$1,500

Plan C
	2007	2008	2009	2010	2011	2012
EE	n/a	$1,800	$2,100	$2,100	$2,400	$2,400
EE+1	n/a	$3,600	$4,200	$4,200	$4,800	$4,800
Family	n/a	$5,400	$6,300	$6,300	$7,200	$7,200

vii. Out of Pocket Maximums

(1)	In network

Plan A
	2007	2008	2009	2010	2011	2012
EE	$1,500	$1,500	$1,500	$1,500	$1,500	$1,500
EE+1	$3,000	$3,000	$3,000	$3,000	$3,000	$3,000
Family	$4,500	$4,500	$4,500	$4,500	$4,500	$4,500

Plan B
	2007	2008	2009	2010	2011	2012
EE	$1,250	$1,250	$1,250	$1,250	$1,250	$1,250
EE+1	$2,500	$2,500	$2,500	$2,500	$2,500	$2,500
Family	$3,750	$3,750	$3,750	$3,750	$3,750	$3,750

Plan C
	2007	2008	2009	2010	2011	2012
EE	n/a	$2,250	$2,250	$2,250	$2,750	$2,750
EE+1	n/a	$4,500	$4,500	$4,500	$5,500	$5,500
Family	n/a	$6,750	$6,750	$6,750	$8,250	$8,250

(2)	Out of network

Plan A
	2007	2008	2009	2010	2011	2012
EE	$4,500	$4,500	$4,500	$4,500	$4,500	$4,500
EE+1	$9,000	$9,000	$9,000	$9,000	$9,000	$9,000
Family	$13,500	$13,500	$13,500	$13,500	$13,500	$13,500

Plan B
	2007	2008	2009	2010	2011	2012
EE	$3,750	$3,750	$3,750	$3,750	$3,750	$3,750
EE+1	$7,500	$7,500	$7,500	$7,500	$7,500	$7,500
Family	$11,250	$11,250	$11,250	$11,250	$11,250	$11,250

Plan C
	2007	2008	2009	2010	2011	2012
EE	n/a	$7,800	$7,800	$7,800	$9,300	$9,300
EE+1	n/a	$15,600	$15,600	$15,600	$18,600	$18,600
Family	n/a	$23,400	$23,400	$23,400	$27,900	$27,900

viii. Under any option the employee’s spouse must elect coverage (at least single) under their separate employer’s medical plan as primary coverage if the employer offers a medical plan with a single coverage monthly cost of less than:

Plans A, B & C

2007	2008	2009	2010	2011	2012
$139	$139	$139	$139	$139	$139

b.	Dental

Monthly premiums

	2007	2008	2009	2010	2011	2012
EE	$2	$4	$6	$6	$6	$8
EE+1	$4	$8	$12	$12	$12	$16
Family	$6	$12	$18	$18	$18	$25

Deductible – applies to other than Class A Expenses for Preventive and Diagnostic Care

	2007	2008	2009	2010	2011	2012
EE	$0	$50	$50	$50	$50	$50
EE+1	$0	$100	$100	$100	$100	$100
Family	$0	$150	$150	$150	$150	$150

c.	Vision

Monthly Premiums

	2007	2008	2009	2010	2011	2012
EE	$6.76	$6.76	$6.76	$6.76	$6.76	$6.76
EE+1	$11.76	$11.76	$11.76	$11.76	$11.76	$11.76
Family	$17.06	$17.06	$17.06	$17.06	$17.06	$17.06

d.	Employee Life Insurance/Optional Life Insurance /Dependent Optional Life Insurance

             Anticipate that Employee premiums will not increase for years 2008 -2010 but they may increase in years 2011 and 2012 pending identification of the insurance carrier. The amount has not yet been determined.

e.	Long Term Disability Insurance

The following amendments will be added to the coverage:

	1.	Family social security offset.
	2.	Disability to Social Security age
	3.	Accept the 99 enhancement provision
f.	Accidental Death & Dismemberment

Monthly Premiums for contract years 2008 – 2012:

Options	Employee	Emp. and Spouse	Emp. and Child(ren)	Family
Option 50 $50,000 for you $25,000 for your spouse $10,000 for each child	$1.15	$1.58	$1.68	$2.04
Option 100 $100,000 for you $50,000 for your spouse $25,000 for each child	$2.30	$3.15	$3.50	$4.20
Option 250 $250,000 for you $150,000 for your spouse $50,000 for each child	$5.75	$8.40	$8.40	$10.80

g.	Flexible Spending Accounts

Healthcare Flexible Spending Account: Effective January 1, 2008, the annual limit on Flexible Spending Accounts will be increased to $3,000.

Dependent Care Flexible Spending Account

h.	Employee Assistance Program

i.	Retiree medical

As of September 11, 1997, the EMPLOYER will not provide either retiree medical or dental benefits and not offer participation in the Remington Arms Company, Inc. Pension and Retirement Plan to any Employees hired after that date and the Remington Arms Company, Inc. Pension and Retirement Plan shall be amended to so state.

Furthermore, the EMPLOYER continues to retain the right to modify, including reduce, the existing retiree medical or dental benefits in its sole and exclusive discretion.